Independent Auditors' Consent



To the Shareholders and Board of Trustees of Travelers Series Fund Inc.:

We consent to the use of our reports dated December 18, 1997 for Smith Barney Income and Growth Portfolio, Alliance Growth Portfolio, AIM Capital Appreciation Portfolio, Van Kampen American Capital Enterprise Portfolio, Smith Barney International Equity Portfolio, Smith Barney Pacific Basin Portfolio, TBC Managed Income Portfolio, Putnam Diversified Income Portfolio, GT Global Strategic Income Portfolio, Smith Barney High Income Portfolio, MFS Total Return Portfolio and Smith Barney Money Market Portfolio of Travelers Series Fund Inc. incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.




	KPMG Peat Marwick
LLP


New York, New York
February 26, 1998